EXHIBIT 99

P. O. BOX 10 — MARTINS FERRY, OHIO 43935 — Phone: 740/633-BANK          Fax:740/633-1448

We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 1:00 PM October 21, 2011

Subject: United Bancorp, Inc. Reports a 12.7% increase in Earnings for the Three Months Ended September 30, 2011

MARTINS FERRY, OHIO ¿¿¿ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported net earnings for the three months ended September 30, 2011 of $801,056, compared to $710,956 for the three months ended September 30, 2010, an increase of 12.7%. On a per share basis, the Company’s three months diluted earnings per share were $0.16 for 2011, as compared to $0.15 for 2010, an increase of 6.7%. For the nine months ended September 30, 2011, the Company reported $2,291,301 compared to $2,094,334, an increase of 9.4%. On a per share basis, the Company’s nine month diluted earnings per share were $0.46 for 2011, as compared to $0.43 for 2010, an increase of 7.0%.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s earnings for the nine months ended September 30, 2011 generated an annualized 0.72% return on average assets (“ROA”) and a 8.39% return on average equity (“ROE”), compared to 0.69% ROA and 8.47% ROE for the nine months ended September 30, 2010. Comparing the nine months ended September 30, 2011 to 2010, the Company’s net interest margin was 4.25% compared to 3.94%, an increase of 31 basis points. This increase in the margin resulted in a $360,000 increase in net interest income for the nine months ended September 30, 2011 as compared to the same period in 2010. Comparing the same periods, Customer Service Fees on deposits decreased $144,000. As the Company continues to implement government imposed regulations from the Dodd-Frank Act regarding its courtesy overdraft program, we will continue to experience regulatory requirements that may result in a decrease in customer service fees. In anticipation of these challenges and their potential impact on non-interest income, a variety of cost savings initiatives have been implemented in 2011 to reduce the non-interest expense of the Company. Year-to-date non-interest expense (with certain exclusions) decreased by $189,000. The majority of the decrease in non-interest expense is due to the Company’s cost savings initiatives implemented during the second and third quarters of 2011. As we move forward, these cost saving initiatives will have a positive impact on earnings and help offset some of the anticipated decline in non-interest income. The Company recognized a gain on sale of securities of $370,000 for the nine months ended September 30, 2011 and the Company received $100,000 of a BOLI benefit in excess of surrender value. The securities gain was the result of the Company selling its government sponsored mortgage–backed securities portfolio to take advantage of the favorable rate environment on these short term investments and provide liquidity to restructure the Company’s balance sheet to shift towards higher yielding loan relationships. On the expense side, the Company’s 2011 earnings were affected by a period over period increase of $493,000 in our provision for loan losses. The increase in the provision for loan losses was predicated primarily upon the economic challenges facing the banking industry. While net loans charged off did increase for the nine months ended September 30, 2011 as compared to the same period in 2010, the Company was able to move those charged off credits through the collection process and into Other Real Estate for Sale and begin to market these properties for sale. This resulted in an increase in Other Real Estate and resulted in comparable decrease in Non-Accrual Loans. Nonaccrual Loans to Total Loans decreased by nearly 22 basis points, going from 1.75% in 2010 to 1.53% for the same period in 2011. A declining trend in this area is very positive and the present level of nonaccrual loans to total loans is nearly half of that of our peer group.”

James W. Everson, UBCP’s Chairman, President and CEO stated, “Our focus continues on improving asset quality and reducing operating expenses of our Company. We have reduced our non-performing loans by 12.2%, mostly through charge offs. To compensate for this, our provision for loan losses year over year is up 46.9% while posting this reported earnings increase. Our asset quality has stabilized as we continue to curtail our asset growth to maintain our regulatory “Well Capitalized” status. With the Federal Reserve’s present control on interest rates, it would be easy for us to over pay and add growth at the risk of earnings and capital adequacy. In addition, we are keenly focused on making our Company more operationally efficient by taking advantage of opportunities presented through the recent implementation of our new core operating technologies allowing several cost savings initiatives which will lead to continued cost savings going forward.” Everson concluded, “We continue to project Earnings per Share of $0.62 this year-end 2011, up 19.2% from last year’s $0.52 EPS.”

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $414.1 million and total shareholder’s equity of approximately $36.6 million as of September 30, 2011. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

UNITED BANCORP, INC. “UBCP”

	For the Three Months Ended September 30,		%
	2011	2010	Change
Earnings
Total interest income	$5,072,170	$5,403,458	-6.13%
Total interest expense	1,141,281	1,581,787	-27.85%

Net interest income	3,930,889	3,821,671	2.86%
Provision for loan losses	401,719	320,547	25.32%
Net interest income after provision for loan losses	3,529,170	3,501,124	0.80%
Service charges on deposit accounts	559,539	568,087	-1.50%
Net realized gains of sales on securities	—	47,342	N/A
Net realized gains on sale of loans	32,949	48,690	-32.33%
Net realized (loss) gain on sales of other real estate and repossessions	(5,760)	36,683	-115.70%
Other noninterest income	245,717	195,409	25.74%
Total noninterest income	832,445	896,211	-7.12%
Conversion Expenses	—	184,198	N/A
FDIC Insurance Premiums	32,471	137,281	-76.35%
Total noninterest expense
(Excluding FDIC Insurance Premiums and Conversion Expenses)	3,267,768	3,365,377	-2.90%
Income tax expense (credit)	260,320	(477)	N/A

Net income	$801,056	$710,956	12.67%
Per share
Earnings per common share - Basic	$0.16	$0.15	6.67%
Earnings per common share - Diluted	0.16	0.15	6.67%
Cash Dividends paid	0.14	0.14	0.00%
Shares Outstanding
Average - Basic	4,775,728	4,705,278	—
Average - Diluted	4,822,160	4,721,183	—

	For the Nine Months Ended September 30,		%
	2011	2010	Change
Earnings
Total interest income	$15,321,810	$16,446,458	-6.84%
Total interest expense	3,616,617	5,100,915	-29.10%

Net interest income	11,705,193	11,345,543	3.17%
Provision for loan losses	1,543,694	1,050,592	46.94%
Net interest income after provision for loan losses	10,161,499	10,294,951	-1.30%
Service charges on deposit accounts	1,582,455	1,726,154	-8.32%
Net realized gains of sales on securities	370,145	47,342	681.85%
Net realized gains on sale of loans	75,518	92,327	-18.21%
BOLI Benefit in excess of surrender value	100,000	—	N/A
Net realized (loss) gains on sale of other real estate and repossessions	(10,679)	35,916	-129.73%
Other noninterest income	673,873	629,415	7.06%
Total noninterest income	2,791,312	2,531,154	10.28%
Conversion Expense	—	184,198	N/A
FDIC Insurance Premiums	239,522	376,844	-36.44%
Provision for losses on impairment of foreclosed real estate	48,784
Total noninterest expense
(Excluding FDIC Insurance Premiums, Conversion Expenses and provision for losses on impairment of foreclosed real estate)	9,779,188	9,968,387	-1.90%
Income tax expense	594,016	202,342	193.57%

Net income	2,291,301	2,094,334	9.40%
Per share
Earnings per common share - Basic	$0.47	$0.43	9.30%
Earnings per common share - Diluted	0.46	0.43	6.98%
Cash Dividends paid	0.42	0.42	0.00%
Book value (end of period)	7.68	7.77	-1.16%
Shares Outstanding
Average - Basic	4,760,297	4,681,892	—
Average - Diluted	4,800,550	4,702,799	—
At quarter end
Total assets	$414,089,924	$442,857,853	-6.50%
Total assets (average)	427,210,000	443,307,000	-3.63%
Other real estate and repossessions	2,214,123	1,741,215	27.16%
Gross loans	278,917,103	277,510,941	0.51%
Allowance for loan losses	3,061,116	2,755,115	11.11%
Net loans	275,855,987	274,755,826	0.40%
Net loans charged off	1,221,314	686,000	78.03%
Non-performing loans	4,262,461	4,855,000	-12.20%
Average loans	277,966,000	265,296,000	4.78%
Securities and other required stock	91,728,018	96,243,231	-4.69%
Shareholders’ equity	36,641,395	36,632,770	0.02%
Shareholders’ equity (average)	36,395,000	36,088,000	0.85%
Stock data
Market value - last close (end of period)	$8.62	$8.01	7.62%
Dividend payout ratio	91.30%	97.67%	-6.52%
Price earnings ratio	13.90 x	13.35 x	4.14%
Key performance ratios
Return on average assets (ROA)	0.72%	0.69%	0.03%
Return on average equity (ROE)	8.39%	8.47%	-0.08%
Net interest margin (federal tax equivalent)	4.25%	3.94%	0.31%
Interest expense to average assets	1.13%	1.53%	-0.40%
Total allowance for loan losses to nonperforming loans	71.82%	56.75%	15.07%
Total allowance for loan losses to total loans	1.10%	0.99%	0.11%
Nonperforming loans to total loans	1.53%	1.75%	-0.22%
Nonperforming assets to total assets	1.56%	1.49%	0.07%
Net charge-offs to average loans	0.44%	0.26%	0.18%
Equity to assets at period end	8.85%	8.27%	0.58%